Exhibit 99.1

Carrollton Bancorp Reports a Fourth Quarter Loss, Net Income for the Year and an $0.08 Quarterly Dividend

BALTIMORE--(BUSINESS WIRE)--February 6, 2009--Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced today its fourth quarter results and that it anticipates closing on $9.201 million in funding from the Capital Purchase Program of the Emergency Economic Stabilization Act of 2008 on or around February 13, 2009. As of December 31, 2008, the Company continued to experience healthy growth in loans and moderate growth in deposits. The Company’s total assets increased 15%, gross loans increased 13% and deposits increased 2%. For the year ended December 31, 2008, the Company reported net income of $847,000 ($0.32 per diluted share) compared to net income of $2.1 million ($0.75 per diluted share) for the prior year. The provision for loan losses increased by $1.6 million to $2.1 million in 2008.

Robert A. Altieri, President and CEO, said, “The current market conditions require management action to adequately address the Company’s allowance for loan losses.” Mr. Altieri further stated that “the Company will continue to assess monthly, the risks associated with the Company’s entire loan portfolio and will make adjustments if necessary. We will do whatever it takes to protect the asset base and capital structure of this Company.”

The earnings for the fourth quarter of 2008 included a provision for loan losses of $1.1 million compared to $272,000 for the fourth quarter of 2007. Nonperforming assets increased from $5.9 million at December 31, 2007 to $9.8 million at December 31, 2008. The increase in the provision for loan losses was due to the increase in nonperforming loans and other loan risk factors. The allowance for loan losses represented 1.12% of outstanding loans at December 31, 2008.

Carrollton Bancorp also announced that the Board of Directors has elected to reduce the first quarter dividend to $0.08 cents per share payable on March 2, 2009 to shareholders of record as of the close of business on February 13, 2009. This represents a 33% reduction in the quarterly dividend. Mr. Altieri, stated that “given the unprecedented state of the economy and its impact on our borrowers, it is in the best interests of the shareholders to preserve the capital position of the Company. The decision was made after much thought, market evaluation and capital needs analysis.”

On January 8, 2009, the Company disclosed that Carrollton Bancorp was notified by the U.S. Department of the Treasury that it has received preliminary approval to participate in the Capital Purchase Program as part of the Emergency Economic Stabilization Act of 2008. The Treasury approved the purchase of up to $9.2 million in senior preferred stock of Carrollton Bancorp with a 5% annual dividend for five years, and 9% thereafter. In addition, the Treasury will receive warrants to purchase up to $1.4 million of the Bancorp Common stock. The Company is taking the necessary steps to consummate the transaction on or around February 13, 2009.

Total assets for the year ended December 31, 2008 compared to December 31, 2007 reflect a 14% increase to $404.2 million. Gross loans increased 12% or $36.2 million from $269.2 million at December 31, 2007 to $305.4 million at December 31, 2008. Investments increased 26% or $14.0 million to $66.8 million at December 31, 2008. Total deposits increased 2% or $6.7 million to $292.4 million while borrowings increased 168% or $49.9 million. During the same period, stockholders’ equity decreased $8.5 million or 24% to $27.4 million or 6.78% of total assets compared to 10.2% at December 31, 2007. The decrease was due primarily to the repurchase of 276,137 shares for $3.9 million, dividends paid of $1.2 million, and a decrease in accumulated other comprehensive income of $4.3 million, all of which was partially offset by net income of $847,000.

Carrollton Bancorp experienced an increase in its net interest income as evident by the $110,000 or 3% increase when comparing the fourth quarter of 2008 to 2007. The increase in net interest income was due to a 35% or $23.9 million increase in average investment securities and a 12% or $30.8 million increase in average gross loans. The increase in average interest earning assets was partially offset by the 50 basis point decrease in the net interest margin to 3.64% for the quarter ended December 31, 2008.

Non-interest income continues to be a large contributor to the Company's profitability. The majority of the Company’s non-interest income is derived from two sources; the Bank’s Electronic Banking Division and Carrollton Mortgage Services, Inc., (CMSI) a subsidiary of Carrollton Bank. Non-interest income increased $141,000 or 9% to $1.6 million in the fourth quarter of 2007 compared to the fourth quarter of 2008. Mortgage banking fees increased $85,000 or 16% due to the increase in refinancing of mortgages. Gain on security sales increased $162,000 due to the gain on the sale and call of securities purchased at a discount partially offset by the write down of equity investments. These increases were partially offset by the decrease in brokerage commissions of $50,000 or 31% due to lower sales due to the economic uncertainty in the markets.

Non-interest expenses were $4.5 million in the fourth quarter of 2008 compared to $4.1 million in 2007, an increase of $385,000 or 9%. Salaries increased $21,000 or 1% primarily due to normal salary increases. Employee benefits increased $98,000 or 24% primarily due to increased health care costs. Occupancy expenses increased $15,000 or 3% due primarily to normal lease escalation charges. Other operating expenses increased $170,000 due primarily to recording a $170,000 pretax charge related to closing the Wilkens Plaza drive thru.

Comparing the year ended December 31, 2008 and 2007, net interest income remained relatively flat at $13.9 million. The reduction in rates by the Federal Reserve during the year contributed to the reduction in the Company’s net interest margin from 4.34% for the year ended December 31, 2007 to 3.93% for the year ended December 31, 2008. The 41 basis points decrease in the net interest margin was substantially offset by the $34.2 million increase in average interest earning assets.

The Company recorded a provision for loan losses of $2.1 million for the year ended December 31, 2008 compared to $536,000 in 2007. The increase was due to the increase in nonperforming assets.

For the year ended December 31, 2008, non-interest income was $6.6 million compared to $6.3 million for the year ended December 31, 2007, an increase of $312,000 or 5%. The increase was due to the $244,000 gain on the sale and call of securities purchased at a discount partially offset by the write down of equity securities, and a $263,000 or 12% increase in the fees and commissions earned by CMSI. These increases were partially offset by a $126,000 or 13% decrease in service charges, a $53,000 or 3% decrease in Point of Sale revenue and ATM fees and a $21,000 or 4% decrease in other fees and commissions.

Non-interest expenses were $17.5 million for the year ended December 31, 2008 compared to $16.5 million for the year ended December 31, 2007, a $993,000 million or 6% increase. The increase resulted from a one-time pre-tax charge of $538,000 to close the Wilkens Plaza drive thru branch and transfer the deposits to the Arbutus branch, a $238,000 increase in OREO expenses, a $257,000 increase in occupancy expense caused by opening of our new Cockeysville branch and relocating of our White Marsh branch to Perry Hall and normal lease escalation charges, and a $506,000 or 37% increase in employee benefits, in particular medical expenses. These increases in expenses were offset by a $281,000 reduction in salary expenses due to fewer employees and a $159,000 or 15% decrease in professional services relating to SOX in 2007.

The Company expects to complete the alterations and improvements to its new headquarters at 7151 Columbia Gateway Drive, Columbia, Maryland by the end of February 2009. Employees at the operations center and executive office will move to Columbia in March 2009. Mr. Altieri stated “the consolidation of locations into one building will improve efficiencies and reduce operating costs.”

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	%Change	2008	2007	%Change
	(unaudited)	(unaudited)		(unaudited)	(audited)
Results of Operations
Net interest income	$3,485,375	$3,375,220	3%	$13,949,418	$13,914,036	0%
Provision for loan losses	1,099,000	272,000	304%	2,096,000	536,000	291%
Non-interest income	1,637,701	1,496,496	9%	6,585,694	6,274,142	5%
Non-interest expenses	4,522,214	4,137,056	9%	17,468,063	16,475,141	6%
Income taxes(benefit)	(238,394)	202,952	217%	124,197	1,050,774	-88%
Net income(loss)	(259,744)	259,708	-200%	846,852	2,126,263	-60%

Per Share
Net income(loss) - diluted	($0.10)	$0.09	-211%	$0.32	$0.75	-57%
Cash dividends declared	0.12	0.12	0%	0.48	0.48	0%
Book value	10.68	12.67	-16%	10.68	12.67	-16%
Common stock closing price	5.81	13.93	-58%	5.81	13.93	-58%

At December 31
Short term investments	$7,502,692	$7,544,181	-1%	$7,502,692	$7,544,181	-1%
Investment securities	66,768,153	52,792,208	26%	66,768,153	52,792,208	26%
Gross loans (net of unearned income) (a)	305,394,443	269,203,598	13%	305,394,443	269,203,598	13%
Earning assets	380,059,064	329,933,763	15%	383,240,988	329,933,763	16%
Total assets	404,181,184	352,849,055	15%	404,181,184	352,849,055	15%
Total deposits	292,353,276	285,638,625	2%	292,353,276	285,638,625	2%
Shareholders' equity	27,390,693	35,931,300	-24%	27,390,693	35,931,300	-24%

Common shares outstanding	2,564,988	2,834,975		2,564,988	2,834,975

Average Balances
Short term investments	4,728,588	9,384,215	-20%	$7,511,540	$3,737,413	101%
Investment securities (b)	75,413,792	51,528,578	35%	69,611,464	51,945,161	34%
Gross loans (net of unearned income) (a)	298,102,472	267,349,280	12%	281,203,804	269,888,613	4%
Earning assets	381,868,829	329,586,643	16%	361,295,107	327,115,651	10%
Total assets	399,791,916	351,252,659	14%	378,029,498	348,493,289	8%
Total deposits	288,144,446	284,337,259	1%	278,400,661	279,397,625	0%
Shareholders' equity	30,888,570	36,220,733	-15%	32,269,772	35,611,872	-9%

Earnings Ratios
Return on average total assets	-0.26%	0.30%		0.22%	0.61%
Return on average shareholders' equity	-3.36%	2.87%		2.62%	5.97%
Net interest margin	3.64%	4.14%		3.93%	4.34%

Credit Ratios
Nonperforming assets as a percent of period-end loans and foreclosed real estate	3.42%	2.26%		3.42%	2.26%
Allowance to total loans	1.12%	1.25%		1.12%	1.25%
Net loan losses to average loans	0.53%	0.15%		0.74%	0.15%

Capital Ratios (period end)
Shareholders' equity to total assets	6.78%	10.18%		6.78%	10.18%
Leverage capital	8.17%	10.03%		8.17%	10.03%
Tier 1 risk-based capital	9.84%	12.35%		9.84%	12.35%
Total risk-based capital	10.91%	13.63%		10.91%	13.63%

(a) Includes loans held for sale
(b) Excludes market value adjustment on securities available for sale

CONTACT:
Carrollton Bancorp
James M. Uveges
Chief Financial Officer
410-536-7308